Independent Accountants' Consent


The Plan Administrator and Trustee
Linens 'n Things, Inc.
Linens 'n Things, Inc. 401(k) Plan:


We consent to incorporation by reference in the Registration Statements Numbers 333-71903, 333-55803, 333-26827 and 333-26819 on Form S-8 of our report dated
June 16, 2000 relating to the statements of net assets available for plan benefits of the Linens 'n Things, Inc. 401(k) Plan as of December 31, 1999 and 1998 and the related statements of changes in net assets available for plan benefits, which report appears in the December 31, 1999 Annual Report of the Linens 'n Things, Inc. 401(k) Plan on Form 11-K.


KPMG LLP
New York, New York
June 28, 2000